Exhibit 99.3

ADDITIONAL INFORMATION RELATING TO THE PROVINCE(1)

(1)      Any dollar amounts in Exhibit 99.3 are expressed in Canadian dollars ($) unless otherwise specified or the context otherwise requires.

DEBT OF THE PROVINCE

Direct and Guaranteed Debt

The direct debt of the Province includes debt for government purposes, as well as funds borrowed by the Province and loaned to its provincial government bodies. Direct borrowing by the Province for lending to provincial government bodies commenced in 1983.

With few exceptions, government bodies rely on the Province for fiscal agency loans to meet their borrowing requirements. The terms and conditions that apply to fiscal agency borrowings respecting payment of interest, principal and premium, if any, generally match those in the Province’s original borrowings.

Direct debt includes both funded and unfunded debt. Funded debt is defined as all debt having a maturity of one year or more from date of issuance; unfunded debt has a maturity within one year from date of issuance.

The final component of provincial debt relates to financial instruments that have been unconditionally guaranteed by the Province. Most of this debt was incurred by provincial government bodies prior to the introduction of fiscal agency borrowing in 1983. It also includes financial instruments issued by selected municipalities, improvement districts and local government entities, as well as all loan guarantees extended by the Province, including those extended to private entities and individuals.

The Warehouse Borrowing Program takes advantage of low interest rates to borrow money in advance of actual requirements. The debt will eventually be allocated to either the provincial government or provincial government bodies .

Non-guaranteed debt includes debt of the British Columbia Transportation Financing Authority, British Columbia Liquor Distribution Branch, British Columbia Transit, British Columbia Transmission Corporation, Canadian Blood Services, (Province’s share), Columbia Basin Trust, Columbia River Power Projects (joint ventures of Columbia Basin Trust and Columbia Power Corporation), Community Living British Columbia, Homeowner Protection Office, Oil & Gas Commission,  Provincial Rental Housing Corporation and School districts, Universities, Colleges, Institutes and Health Authorities (SUCH). At March 31, 2006, $1,174 million of this debt is classified as taxpayer supported and $259 million is classified as self-supporting.

Financial statements for 2005/06 show that the Province’s total net debt (excluding non-guaranteed debt of $1,433 million) decreased by $1,935 million, debt for government purposes decreased by $2,077 million, and debt for provincial government bodies decreased by $142 million.

DIRECT FUNDED DEBT(1)
As at March 31, 2006

	2004	2005	2006
	(millions of dollars)
Government Purposes(2)
Payable in:
Canadian Dollars	$24,267	$23,418	$20,699	(3)
United States Dollars	4,362	3,825	3,774	(4)
	28,629	27,243	24,473
Government Corporation Purposes
Canadian Dollars	8,630	8,282	8,370	(5)
United States Dollars	2,143	1,886	1,893	(6)
	10,773	10,168	10,263
Warehouse Borrowing Program Purposes
Canadian Dollars	—	—	—
United States Dollars	—	—	—
	—	—	—
Add/(Less) — Unrealized Foreign Exchange Gains/(Losses)	84	279	138
	39,486	37,690	34,874
Less — Unamortized Discount	111	111	109
	39,375	37,579	34,765
Less — Sinking Funds(2)	4,022	3,816	3,711
	35,353	33,763	31,054
Less — Amounts Held in Consolidated Revenue Fund	11	8	7
Net Direct Funded Debt	35,342	33,755	31,047
Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—
Direct Funded Debt (net of warehouse assets)	$35,342	$33,755	$31,047

(1)      Unhedged foreign currency liabilities are recorded in the currency in which the debt obligations are payable, translated into Canadian dollar equivalents at the exchange rate prevailing at the end of the respective fiscal years.

(2)      In compliance with generally accepted accounting principles (GAAP), defeased debt is added to debt for governement purposes and the related defeased trust funds are added to sinking fund investments. Figures for 2004 have been restated to conform with the presentation used in 2004/2005.

(3)  Canadian dollar obligations include notes payable in Japanese yen totalling 22 billion yen which have been fully hedged to $263 million Canadian through currency exchange agreements, Swiss franc notes totalling 400 million Swiss Francs which have been fully hedged to $418 million Canadian through currency exchange agreements, and Euro notes totalling 805 million Euros which have been fully hedged to $1,394 million Canadian through currency exchange agreements.

(4)      Includes U.S. dollar notes totalling $2,277 million which have been fully hedged to $3,417 million Canadian through currency exchange agreements, U.S. dollar notes totalling $300 million which have been fully hedged to 36 billion yen which have been translated at the exchange rate prevailing at the end of the fiscal year.

(5)      Canadian dollar obligations include notes payable in Euro notes totalling 112 million Euros which have been fully hedged to $187 million Canadian through currency exchange agreements.

(6)      Includes U.S. dollar notes totalling $1,095 million which have been fully hedged to $1,452 million Canadian through currency exchange agreements and unhedged U.S. dollar notes totalling $378 million which have been translated at the exchange rate prevailing at the end of the fiscal year.

CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT

As at March 31, 2006

	Outstanding	Investments Sinking Fund	Outstanding
	(Gross)		(Net)
	(in millions)
Direct Debt
Government Purposes(1)	$25,385	$2,571	$22,814
Government Corporation Purposes(2)	11,396	1,488	9,908
Warehouse Program Purposes	—	—	—
	36,781	4,059	32,722
Add — Unrealized Foreign Exchange Gains	138	—	138
Less — Unamortized Discounts	119	—	119
Less — Amounts held in the Consolidate Revenue Fund	7	—	7
Total Direct Debt	36,793	4,059	32,734
Guaranteed Debt
Government Corporations	10	—	10
Municipalities, Improvement Districts and Other local government	2	1	1
Other	178	—	178
Total Guaranteed Debt	190	1	189
Less — Guaranteed Debt held in the General Fund and Special Funds	—	—	—
— Provision for Probable Payout	9	—	9
	181	1	180
Non-Guaranteed Debt	1,445	—	1,445
Less — Unamortized Discounts	12	—	12
Total Non-Guaranteed Debt	1,433	—	1,433
Total Direct, Guaranteed Funded and Unfunded, and Non-Guaranteed Debt of the Province, Net of Provincial Holdings of such Debt in the General Fund and Special Funds	38,407	4,060	34,347
Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—
Total Direct, Guaranteed Funded and Unfunded Debt, and Non-Guaranteed Debt of the Province (Net of Warehouse investments)	$38,407	$4,060	$34,347

(1)      In compliance with generally accepted accounting principles (GAAP), defeased debt is added to government purposes debt and the related defeased trust funds are added to sinking fund investments.

(2)      Represents direct borrowing by the Province for relending to government corporations on identical terms

Note:       Debt payable in foreign currencies is recorded at the relevant March 31, 2006 exchange rates after giving effect to any currency exchange agreements.

Direct unfunded debt of the Province (Promissory Notes) totalled $1,687 million as at March 31, 2006 (maturity value less unamortized discount and sinking funds). This debt component comprised of $887 million in fiscal agency loans to government corporations and $800 million in loans for government purposes. Further, the direct unfunded debt was comprised of Cdn $1,448 million and US $199 million (Cdn $239 million) dollars.

Financing

The financing requirements of the Province are met through short, medium and long term borrowing in public and private markets in Canada and abroad, including from the federal Canada Pension Plan (the ‘‘Plan’’). Under the Plan, the monthly contributions made by residents of British Columbia, net of current Plan disbursements, are available for borrowing by the Province and other provincial government bodies.

The majority of British Columbia’s borrowing requirements are met through public domestic borrowings and Canada Pension Plan loans. During the 2005/06 fiscal year, the Province borrowed only from the Canada Pension Plan.

Sinking Fund Management

On June 1, 1999, the Provincial government revised its sinking fund policy and discontinued sinking fund contributions on existing and new debt issued for government operating and capital financing purposes. Under the revised policy, the Province does not establish sinking funds on new debt but continues to manage sinking fund contributions made prior to June 1, 1999 (and the earnings attributable to those contributions) for the purpose of repayment of the applicable debt issues.

This revised policy does not apply to sinking funds relating to new or existing debt of the Province incurred to make loans to provincial government bodies. Consequently, Provincial government bodies (with the exception of the British Columbia Hydro and Power Authority) who have received or are to receive fiscal agency loans from the Province with a term of five years or more will continue to be expected to make sinking fund contributions for the purpose of repayment of some or all the corresponding Provincial debt issues.

Given that the province borrowed money to make sinking fund payments, the policy change did not impact the amount of net debt outstanding. The Province continues to follow one of the most conservative sinking fund policies among provinces for its provincial government bodies.

At March 31, 2006, the Province had $4.1 billion in sinking fund investments related to direct and guaranteed funded debt, including those held in trust on behalf of provincial government bodies. Assuming an earnings rate of 5% on existing sinking fund investments and without contributing additional sinking fund installments, the Province’s funded debt at maturity will be 16% funded by available sinking funds (see following table) and would be 20% funded based on assumed earnings of 5% on existing sinking fund balances and future sinking fund installments.

MATURITY SCHEDULE OF DIRECT FUNDED DEBT

As at March 31, 2006
(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
		Projected			Projected
	Gross Debt	Sinking	Net Debt	Gross Debt	Sinking	Net Debt
Fiscal Year	Maturities	Fund Values	Maturities(2)	Maturities	Fund Values	Maturities(2)
	(millions of dollars)			(millions of dollars)
2007	$2,185	$370	$1,815	$750	$—	$750
2008	1,425	211	1,214	900	75	825
2009	2,295	305	1,990	750	—	750
2010	2,519	334	2,185	250	2	248
2011	2,691	409	2,282	—	—	—
	11,115	1,629	9,486	2,650	77	2,573
2012 - 16	6,390	1,643	4,747	600	43	557
2017 - 21	1,547	348	1,199	—	—	—
2022 - 26	4,161	701	3,460	500	159	341
2027 - 31	3,270	328	2,942	—	—	—
2032 - 36	1,921	241	1,680	—	—	—
2037 - 41	415	101	314	300	63	237
2042 - 46	250	21	229	—	—	—
	$29,069	$5,012	$24,057	$4,050	$342	$3,708

(1)      Debt payable in U.S. dollars is not translated into Canadian dollars. Debt payable in other foreign currencies is recorded after giving effect to any currency exchange agreements.

(2)      Net debt maturities represent gross debt maturities minus projected sinking fund values at maturity, based on earnings of 5% on existing sinking fund balances as of March 31, 2006. The calculations exclude sinking fund installments which are scheduled to be made in the future and unamortized discount.

MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT

As at March 31, 2006
(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
		Projected			Projected
	Gross Debt	Sinking	Net Debt	Gross Debt	Sinking	Net Debt
Fiscal Year	Maturities	Fund Values	Maturities(2)	Maturities	Fund Values	Maturities(2)
	(millions of dollars)			(millions of dollars)
2007	$—	$—	$—	$—	$—	$—
2008	—	—	—	—	—	—
2009	1	1	—	—	—	—
2010	—	—	—	—	—	—
2011	—	—	—	—	—	—
	1	1	—	—	—	—
2012 - 2016	—	—	—	—	—	—
2017 - 2021	—	—	—	—	—	—
2022 - 2026	10	—	10	—	—	—
2027 - 2031	—	—	—	—	—	—
Other(3)	179	—	179	—	—	—
	$190	$1	$189	$—	$—	$—

(1)      Debt payable in U.S. dollars was called during the 98/99 fiscal year.

(2)      Net debt maturities represent gross debt maturites minus projected sinking fund values at maturity, based on  earnings of 5% on sinking fund balances as of March 31, 2005. There is no provision made for future sinking fund installments or unamortized discount.

(3)      Includes Province miscellaneous Guarantees.

STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2006

				Outstanding
		Year of	Interest	March 31,
Series	Date of Maturity	Issue	Rate	2006	References
			(percent)	($ millions)
Long-Term and Medium-Term Debt
Issued by Province of British Columbia:
BCSBR-H	October 15, 2006	1999	3.65	14	(1)(5)(8)
BCCG-2	December 1, 2006	1999/01	5.25	1,250	(1)(7)
BCCMTN-92	June 12, 2007	2002	Floating	150	(4)
BCSBR-I	October 15, 2007	2000	3.65	18	(1)(5)(8)
PRW	December 10, 2007	1987	10.14	1	(2)
BCCMTN-91	January 9, 2008	2001	5.25	110	(2)
BCEC-18	March 20, 2008	2002	5.30	300	(1)(7)
PRP-1	March 31, 2008	1996	8.18	11	(2)(12)
BCCD-V	June 9, 2008	1997	6.00	1,700	(2)
BCCD-6	December 18, 2008	2003	4.30	280	(2)
BCJC-2	January 15, 2009	1984	8.75	25	(1)(7)
BCCG-3	June 1, 2009	2002	5.70	750	(2)(7)
BCCD-Y	December 1, 2009	1999/01	6.25	750	(2)
BCCD-AA	August 23, 2010	2000	6.375	1,400	(2)
BCCD-D	February 21, 2011	1991	10.75	250	(2)
BCCD-K	January 9, 2012	1992	9.50	1,150	(2)
BCCMTN-85	January 9, 2012	1999/00	9.50	400	(2)
BCCD-AB	January 9, 2012	2001/02	5.75	1,000	(2)
BCEC-19	April 24, 2013	2003	5.50	350	(1)(7)
BCCD-N	August 23, 2013	1993	8.50	1,100	(2)
BCCMTN-44	August 23, 2013	1995	9.60	60	(2)
BCCMTN-50	August 23, 2013	1995	9.25	65	(2)
BCCMTN-53	August 23, 2013	1995	8.50	360	(2)
BCCMTN-80	August 23, 2013	1999	5.75	100	(2)
BCCD-Q	June 9, 2014	1994	7.50	400	(2)
BCCMTN-33	June 9, 2014	1994	9.625	25	(2)
BCCMTN-34	June 9, 2014	1994	9.625	50	(2)
BCCMTN-38	June 9, 2014	1994	9.60	90	(2)
BCCD-9	June 18, 2014	2004	5.30	500	(2)
BCCMTN-27	June 20, 2014	1994	8.50	50	(2)
BCCD-3	December 18, 2015	2003	5.15	150	(2)
BCCMTN-25	October 3, 2016	1994	9.125	45	(2)
BCCD-2	June 1, 2018	2003	5.60	200	(2)
BCCMTN-26	June 17, 2019	1994	9.00	50	(2)
BCCD-8	June 17, 2019	2004	5.30	225	(2)
BCCD-C	September 5, 2020	1990	10.60	600	(2)
BCCMTN-46	September 5, 2020	1995	10.60	20	(2)
BCCD-G	May 15, 2021	1996	9.95	296	(2)
BCCMTN-76	February 23, 2022	1999	6.00	25	(2)
BCCD-L	June 9, 2022	1992	9.50	450	(2)
BCCD-M	August 19, 2022	1992	8.75	300	(2)
BCCMTN-77	February 23, 2023	1999	6.00	25	(2)
BCCD-P	September 8, 2023	1993	8.00	400	(2)
BCCMTN-60	September 8, 2023	1995	8.00	35	(2)

BCCMTN-79	September 8, 2023	1999	6.40		50	(2)
BCEC-13	November 30, 2023	1993	7.875		350	(1)(7)
BCCMTN-78	February 23, 2024	1999	6.00		100	(1)
BCCD-T	August 23, 2024	1994	9.00		400	(2)
BCCMTN-40	August 23, 2024	1995	9.00		35	(2)
BCCMTN-52	August 23, 2024	1995	9.00		200	(2)
BCCMTN-56	August 23, 2024	1995	8.50		30	(2)
BCCMTN-62	August 23, 2024	1996	7.875		200	(2)
BCCMTN-82	August 23, 2024	1999	7.00		55	(2)
BCCMTN-63	June 9, 2024	1996	8.00		110	(2)
BCCMTN-64	December 4, 2026	1996	7.00		40	(2)(9)
BCCMTN-74	December 4, 2026	1999	7.00		60	(2)(9)
BCCMTN-65	June 9, 2027	1997	7.50		50	(2)
BCCD-W	November 19, 2027	1997	6.15		500	(2)
BCCMTN-70	August 17, 2028	1998	5.45		200	(2)
BCCD-X	June 18, 2029	1998/99	5.70		2,285	(2)
BCCMTN-83	June 18, 2029	1999	5.86		250	(2)
BCCD-Z	June 18, 2031	2000/01	6.35		1,400	(2)
BCCD-7	June 18, 2035	2004	5.15		500	(2)
BCCMTN-69	January 9, 2039	1998	5.75		150	(2)
BCCMTN-73	January 9, 2039	1998	6.00		65	(2)
BCCMTN-84	August 23, 2039	1999	6.30		200	(2)
BCCD-1	June 18, 2043	2003	5.25		150	(2)
BCCD-10	August 23, 2044	2004	5.75		100	(2)
Canada Pension Plan issues		1986 -2006	3.69-11.07		3,658	(2)(6)
Redemption premium re MTN-74/MTN64		1982			25
Other					114	(10)
Short-term Promissory Notes					1,562
Total Issues in Canadian Dollars					$28,369
BCUSG-2	October 3, 2006	2001	4.625		750	(2)(7)
BCEUS-4	June 11, 2007	1997	7.125		500	(1)(7)
BCUSD-4	June 20, 2007	2002	Floating		150	(4)(7)
BCEUS-6	December 20, 2007	2002	5.250		250	(1)(7)
BCUSG-1	October 29, 2008	1998/01	5.375		750	(2)(7)
BCEUS-7	June 25, 2009	2002	5.00		250	(1)(7)
BCUSG-3	May 30, 2013	2003	4.30		500	(2)(7)
BCEMTN-22	October 28,2013	1998	Floating		100	(4)
BCUSD-2	January 15, 2026	1996	6.50		500	(2)(7)
BCUSD-3	September 1, 2036	1996	7.25		300	(2)(7)
Short-term Promissory Notes					408
Total Issues in U.S. Dollars*				US	$4,458
Exchange Premium (Including Hedge)					1,692
U.S. Issues at Cdn. Dollar Equivalent				C	$6,150
BCEMTN-16	June 19, 2007	1997	3.50		5,000	(1)(11)
BCEMTN-23	March 1, 2010	2000	1.855		7,000	(1)
BCEMTN-21	September 16, 2010	1998	2.07		10,000	(1)(11)
Total Issues In Japanese Yen					¥21,000
Exchange Premium (Including Hedge)					(21,737)
Japanese Issues at Canadian Dollar Equivalent**				C	$263
BCSFR-4	March 26, 2008	2002	2.125		400	(1)(7)
Total Issues in Swiss Francs				SF	400

Exchange Premium (Including Hedge)					18
Swiss Franc Issues at Canadian Dollar Equivalent**				C	$418
BCEFF-1	January 30, 2007	1996	6.25	EURO	229	(1)(7)
BCEFF-2	July 15, 2009	1997	5.875		305	1)(7)
BCEDM-1	July 21, 2010	1998	5.125		383	(1)(7)
Total Issues in Euro***				EURO	917
Exchange Premium (Including Hedge)					664
Euro Issues at Canadian Dollar Equivalent**				C	$1,581
Gross Direct Debt Issued by the Province (In Canadian Dollar Equivalents)				C	$36,781

                  * Payable and expressed in U.S. dollars. Debt payable in US $3,477 million has been hedged to Cdn $4,999 million. Debt payable in U.S. $300 million has been hedged to JP¥36,075 million. This balance was translated at the exchange rate prevailing at year-end.

            ** Foreign currency debt other than U.S. has been fully hedged to Canadian dollars

      *** On January 1, 2002, French Franc was converted into Euro at 1 Euro = 6.55957 FRF and Deutschemark was converted into Euro at 1 Euro = 1.95583 DEM

STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT
At March 31, 2006

	Amount Outstanding March 31, 2006
	($ millions)
Gross Direct Debt issued by the Province(1) (in Canadian Dollar Equivalents)		36,781
Less — Fiscal Agency Borrowings on behalf of:
Warehouse Borrowing Program	—
BC Transportation Financing Authority	2,968
British Columbia Buildings Corporation	405
British Columbia Housing Management Commission	61
British Columbia Hydro and Power Authority	7,643
British Columbia Institute of Technology	24
British Columbia Transit	106
British Columbia Transmission Corporaton	30
College of New Caledonia	3
College of the Rockies	3
Douglas College	1
Home Owner Protection Office	31
Improvement Districts	7
Selkirk College	2
Simon Fraser University	14
Thompson Rivers University	3
University of British Columbia	70
University of Northern British Columbia	15
University of Victoria	10
	11,396	11,396
Gross Direct Debt		25,385
Add — Unrealized Foreign Exchange Gains	69
Less — Unamortized Discount	151
— Government Sinking Funds(1)	2,571
— Bonds held in the Consolidated Revenue Fund	7	2,660
Total Net Direct Debt		22,725
Gross Fiscal Agency Reloaned Debt		11,396
Less — Gross Fiscal Agency Debt		11,396
Gross Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Less — Unamortized Discount/(Premium)	—	—
Total Net Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Gross Fiscal Agency Debt		11,396
Add — Unamortized Premium	32
— Unrealized Foreign Exchange Gains	69
Less — Government Sinking Funds	1,488	1,387
Total Net Fiscal Agency Debt		10,009
Total Net Direct and Fiscal Agency Debt, Warehouse Borrowing Program Debt		32,734
Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt		—
Total Net Direct and Fiscal Agency Debt		32,734

(1)      In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

NET GUARANTEED DEBT

At March 31, 2006

				Amount
Issuer & Series	Year of Maturity	Year of Issue	Interest Rate	Outstanding(1) March 31/2006
			(percent)	(millions of
				Cdn. dollars)
British Columbia Hydro and Power Authority	2024	2004	5.54	10
Municipalities, Improvement Districts and Other Local Government Entities	2006-2007	1980-1986	10.12-15.75	1
Plus — Other Guaranteed Debt(2)				178
				189
Less — Provisions for Probable Payout				9
Total Net Guaranteed Debt				180

(1)      Total net of sinking funds

(2)      Includes outstanding loan guarantees of student assistance loans, loans to agricultural producers and guarantees issued under economic development assistance programs.

NON-GUARANTEED DEBT
As At March 31, 2006

(millions of
Cdn. dollars)
Taxpayer-Supported Debt
BC Transportation Financing Authority	84
Canadian Blood Services	3
Columbia Basin Trust	16
Homeowner Protection Office	79
Provincial Rental Housing	128
Schools	19
Post-Secondary	539
Health facilities	305
Other(1)	1
Total Taxpayer-Supported Non-Guaranteed Debt	1,174
Self-Supported Debt
Commercial Crown Corporations and Agencies
British Columbia Liquor Distribution	5
British Columbia Transmission Corporation	7
Columbia River Power Projects(2)	247
Total Self-Supported Non-Guaranteed Debt	259
Total Non-Guaranteed Debt	1,433

(1)      Includes debt of the British Columbia Transit, Community Living British Columbia, and Oil & Gas Commission.

(2)      Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

REFERENCES TO STATEMENTS OF DEBT

  1)         Interest payable annually.

  2)         Interest payable semi-annually.

  3)         Interest payable monthly.

  4)         Interest payable quarterly.

  5)         Interest rate reset semi-annually.

  6)         Pursuant to provisions for investment of Canada Pension Plan Funds, this issue is redeemable as a whole or in part on 30 days notice at the option of the Minister of Finance for British Columbia, subject to certain restrictions (CPP issues).

  7)         Callable by the issuer if taxation laws requiring additional payments are imposed or levied.

  8)         Redeemable on October 15 or April 15 prior to maturity at par upon presentation of the bond.

  9)         Coupon will be 5.4% to December 4, 2002 and 7% thereafter to maturity (BCCMTN-64/MTN74).

10)        Including the Province’s direct capital leases and the assumption by the Province of debt obligations of David Thompson University Centre.

11)        Coupon is payable in US dollars. (EMTN-16 & EMTN-21).

12)        Redeemable at option of the issuer on January 1, 2007 on 90 days’ notice. (PRP-1)

CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR

The financial statements of the Province include funded and unfunded debt of public entities within British Columbia which is either guaranteed or reloaned by the Province, and include the funded debt of such entities which is not guaranteed by the Province.

	Outstanding	Unamortized	Unrealized foreign	Sinking Fund	Oustanding
	Gross(1),(2)	Discount	exchange gains	Investments(2)	Net
	(in Millions of Cdn dollars)
Direct and Guaranteed Funded and Unfunded Debt of the Province	$36,964	$119	$(138)	$4,060	$32,923
Plus: Non-Guaranteed Debt	1,445	12	—	—	1,433
Total Consolidated Funded Debt of the Public Sector of British Columbia	$38,409	$131	$(138)	$4,060	$34,356

(1)      Balance does not include the Provision for Probable Payout ($9 million).

(2)      In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments.

CANADIAN FOREIGN EXCHANGE RATE AND
INTERNATIONAL RESERVES

Recent high and low exchange rates for the Canadian dollar in terms of United States cents are as follows for the calendar year ended December 31:

	2001	2002	2003	2004	2005
High	67.11	66.13	77.38	84.69	87.51
Low	62.53	61.99	63.50	71.41	78.53

On March 31, 2006, the noon spot rate for the U.S. dollar was 85.68

Source: Bank of Canada

The total of Canada’s official international reserves on December 31, 2001 to 2005 are as follows:

December 31
2001	2002	2003	2004	2005
(US$ Millions)
$34,248	$37,169	$36,268	$34.467	$33,018	(1)

Source: Bank of Canada

(1)      US$16,842 million, US$56 million in gold, US$1,401 million in the International Monetary Fund Reserve, US$897 million in Special Drawing Rights and US$13,822 million in other foreign currencies.

TRADE BALANCE

Exports and Imports:

Based on the provincial economic accounts 2005 preliminary estimates (April 2006), the Province’s exports of goods and services totalled $73.7 billion during the 2005 calendar year. International exports comprised $47.9 billion (65%) of the Province’s total exports, and represented 9.2% of Canada’s total international exports; inter-provincial exports accounted for $25.8 billion (35%) of the Province’s total exports. The Province’s imports of goods and services totalled $78.7 billion, consisting of $43.8 billion (55.6%) international imports and $34.9 billion (44.4%) inter-provincial imports. The Province’s international imports accounted for 9.4% of Canada’s total international imports. The Province registered a trade deficit of $5 billion, which consists of a $4.1 billion surplus in trade from abroad and a $9.1 billion deficit accruing from inter-provincial trade. In 2004, the Province registered an overall deficit of $4.9 billion. Although the Province had a $4.1 billion surplus in international trade, the international trade surplus was overtaken by an $8.9 billion deficit in inter-provincial trade.

International exports of goods originating from the Province, computed by BC Stats using customs based data, were $34.1 billion in 2005, an increase of 10% compared to $31 billion in 2004. This increase was largely driven by the increase in the value of energy products. Increases occurred in 2005 in the value of exports of energy products (+72.2%), metallic mineral products (+28.6%), machinery and equipment (+7.2%), plastics and articles of plastics (+4.3%) and fish products (+1.1%). However, decreases occurred in the value of exports of apparel and accessories (-11.2%), agriculture and food products other than fish (-7.7%), pulp and paper products (-7.5%) and wood products (-5.7%).

The United States is the Province’s principal international export market, accounting for 64.8% of the international exports of goods in 2005.

Source: Statistics Canada
BC Stats